National CineMedia Announces Leadership Transition Plan

Tom Lesinski to Retire as Chief Executive Officer

Board of Directors Initiates Comprehensive CEO Search

CENTENNIAL, Colo., [November 10], 2026 – National CineMedia, Inc. (NASDAQ: NCMI) (“NCM” or the “Company”), a leading premium video and digital out-of-home advertising platform in the U.S., today announced Chief Executive Officer Thomas F. Lesinski will retire as part of a transition plan, with an anticipated departure of December 31, 2026. The Board of Directors (the “Board”) has retained Korn Ferry, a leading global executive search firm, to assist with a comprehensive search for the Company’s next Chief Executive Officer.

“I have been part of NCM for over 12 years, having joined the Board in 2014 and appointed as CEO in 2019. Over my career in media from Warner Bros. to Paramount Pictures to NCM, I can honestly say that serving as CEO of NCM has been one of the great honors of my life. It has been a privilege to lead NCM and its talented team, and I’m incredibly proud of what we have accomplished together to transform the business and establish a strong and diverse foundation for the future,” said Mr. Lesinski. “I’m grateful to our shareholders, employees, advertisers, and exhibitor partners for their ongoing support and partnership, and I look forward to working closely with the Board and my colleagues to ensure a smooth transition and position NCM for continued success. As NCM enters its next evolution following the closing of our recent Captivate acquisition, I believe that now is the right time to pass the baton to a new leader who can continue to carry our momentum forward and drive the Company to new levels of innovation and growth.”

“On behalf of the Board, I thank Tom for his dedicated leadership and significant contributions to National CineMedia,” said David Glazek, Chair of the National CineMedia Board of Directors. “Tom led NCM through a period of significant change, and he has played an important role in advancing the Company’s transformation and creating new opportunities for long-term success. As we look forward, the Board intends to identify a new leader with the vision and operating experience to accelerate NCM’s growth and capture the full value of our expanded cinema and digital out-of-home platform.”

Glazek continued, “We begin this search with a strong foundation of digital out-of-home assets, prime cultural real estate, and captive attention among sought-after audiences. With the addition of Captivate, NCM is well-positioned to capitalize on meaningful growth opportunities across an expanded platform. We are confident that the next CEO will build on this momentum to maximize long-term shareholder value."

Throughout this period, NCM remains focused on accelerating the core advertising business, integrating Captivate, and executing its long-term growth strategy. The Company does not expect any disruption to day-to-day operations and will keep employees, partners, shareholders, and other stakeholders informed throughout the transition.

About National CineMedia, Inc.

National CineMedia, Inc. (NCM, NASDAQ:NCMI) is a leading premium video and digital out-of-home advertising platform in the U.S., connecting brands to sought-after audiences across cinema, office, and residential environments. As a premium video, full-funnel marketing solution for advertisers, NCM enhances marketers' ability to measure and drive results in 185 Designated Market Areas®, including all of the top 100. NCM’s platform comprises approximately 48,000 digital screens, including approximately 22,000 theater and lobby screens in more than 1,750 theaters and, through its wholly owned Captivate subsidiary, over 26,000 digital video screens across more than 11,000 office and residential buildings in North America. NCM is the managing member and owner of 100% of National CineMedia, LLC (NCM LLC). For more information, visit www.ncm.com.